As filed with the Securities and Exchange Commission on August 15, 1996
                                                              ---
Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                       __________________________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                       __________________________________

                            QUARTERDECK CORPORATION
                          (Exact name of registrant as
                             specified in its charter)

             DELAWARE                                      95-4320650
  (State or other jurisdiction of                       (I.R.S. Employer
  incorporation or organization)                     Identification Number)
                       __________________________________

                               13160 Mindanao Way
                       Marina del Rey, California  90292
                                 (310) 309-3700
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                     _____________________________________

                           BRADLEY D. SCHWARTZ, ESQ.
                   Senior Vice President and General Counsel
                            Quarterdeck Corporation
                               13160 Mindanao Way
                       Marina del Rey, California  90292
                                 (310) 309-3700
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)
                       __________________________________

                                    COPY TO:
                              DHIYA EL-SADEN, ESQ.
                          Gibson, Dunn & Crutcher LLP
                             333 South Grand Avenue
                      Los Angeles, California  90071-3197
                                 (213) 229-7000
                       __________________________________

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                               PROPOSED MAXIMUM        PROPOSED MAXIMUM            AMOUNT OF
      TITLE OF EACH CLASS OF            AMOUNT TO BE         OFFERING PRICE PER       AGGREGATE OFFERING         REGISTRATION
   SECURITIES TO BE REGISTERED           REGISTERED                UNIT(1)                 PRICE(1)                 FEE(1)
- ------------------------------------------------------------------------------------------------------------------------------
     Common Stock ($.001 par
       value) . . . . . . . . . .      5,014,889 shares            $7.75                 $38,865,390                $13,402
==============================================================================================================================

   (1) Estimated solely for the purpose of determining the registration fee. Calculated on the basis of the average of the high and low reported prices of the Registrant's Common Stock on the Nasdaq National Market on August 8, 1996.


         THE REGISTRATION HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY IT EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities. In any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

                 SUBJECT TO COMPLETION, DATED AUGUST 15, 1996
                                                    ---
PROSPECTUS
                            QUARTERDECK CORPORATION
                                  COMMON STOCK
                               ($.001 PAR VALUE)

                                5,014,889 SHARES

                 This Prospectus relates to 5,014,889 shares of Common Stock, par value $.001 per share ("Common Stock"), of Quarterdeck Corporation, a Delaware corporation (the "Company"), which may be offered for sale from time to time by the stockholders of the Company listed herein under "Selling Stockholders" (the "Selling Stockholders"). The shares of Common Stock offered hereby (hereinafter, the "Securities") were issued in connection with the acquisition by the Company of Vertisoft Systems, Inc., Limbex Corporation and certain assets of Interlink Technology Co. The Company is registering the Securities pursuant to the terms of certain Registration Rights Agreements (the "Registration Rights Agreements") between the Company and the Selling Stockholders in order to provide the holders thereof with freely tradeable securities, but the registration of the Securities does not necessarily mean that all or any of the Securities will be sold by the Selling Stockholders.


                 The Company will not receive any of the proceeds from the sale of the Securities. The Company will pay all of the expenses associated with the registration of the Securities, estimated to be approximately $53,000.
The Selling Stockholders will pay the other costs, if any, associated with any sale of the Securities.

                 See "Risk Factors" beginning on page 3 for certain considerations relevant to an investment in the Securities.

                 The Common Stock is quoted on the Nasdaq National Market under the symbol "QDEK." On August 14, 1996, the last reported sale price per share of the Common Stock, as quoted on the Nasdaq National Market, was $8.8125.
                        ________________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus is                     , 1996.

                             AVAILABLE INFORMATION

                 The Company has filed Registration Statements on Form S-3 (the "Registration Statements"), File No. 333- with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), covering the Securities covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statements, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

                 The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Room 1400, Chicago, Illinois 60606 and at the Jacob
K. Javits Federal Building, 75 Park Place, New York, New York 10278. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                 The following documents filed by the Company with the Commission are by this reference incorporated in and made a part of this
Prospectus: (i) the Annual Report on Form 10-K for the fiscal year ended September 30, 1995, File No. 0-19207; (ii) the Quarterly Reports on Form 10-Q for the quarters ended December 31, 1995, March 31, 1996 and June 30, 1996, File No. 0-19207; (iii) the Registration Statement on Form 8-A filed April 26, 1991;
(iv) the Current Reports on Form 8-K dated December 29, 1995, March 28, 1996, May 15, 1996, June 13, 1996, July 18, 1996 and July 25, 1996 and Current Report on Form 8-K/A dated March 28, 1996, and (v) all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Securities offered hereby have been sold or which deregisters all Securities then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                 Copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to Quarterdeck Corporation, Attention: Corporate Secretary, 13160 Mindanao Way, Third Floor, Marina del Rey, California 90292, telephone number
(310) 309-3700.

                                  THE COMPANY

                 The Company develops, markets and supports computer software products in two strategic business areas: utilities and Internet. The Company's utility products enhance the performance of personal computers running Microsoft Windows 3.x, Windows 95, Windows NT and DOS software. The Company's Internet division focuses on products and services relating to information management, communications/collaboration and web-enabling solutions.

                 The Company was incorporated in California in 1982 as Quarterdeck Office Systems. In June 1991, the Company changed its state of incorporation from California to Delaware and in February 1995 changed its name to Quarterdeck Corporation.

                 The principal offices of the Company are located at 13160 Mindanao Way, Third Floor, Marina del Rey, California 90292, telephone number
(310) 309-3700.

                                  RISK FACTORS

                 The Securities offered hereby are speculative in nature and involve a high degree of risk. In addition to the other information included elsewhere in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Securities offered by this Prospectus.

DEPENDENCE ON NEW PRODUCTS AND ADAPTATION TO TECHNOLOGICAL CHANGE

                 The computer software industry is subject to rapid technological change often evidenced by new competing products and improvements in existing products. The Company depends on the successful development of new products, including upgrades of existing products, to replace revenues from products introduced in prior years that have begun to experience reduced revenues. If the Company's leading products become outdated and lose market share or if new products or existing product upgrades are not introduced when planned or do not achieve the revenues anticipated by the Company, the Company's operating results could be materially adversely affected. Even with normal development cycles, the market environment can change so quickly that features in certain products can become outdated soon after market introduction. These events may occur in the future and may have an adverse effect on future revenues and operating results.

                 Many of the Company's existing products supplement and enhance Windows 3.x and the DOS operating system by providing multitasking and memory management capabilities. Microsoft Windows 95, which was released in August 1995, integrates a 32-bit version of Windows with DOS. As application programs and device drivers are developed to take advantage of this 32-bit operating environment, they are expected to lack certain of the memory limitations inherent in current versions of DOS and Windows and in DOS-based applications.

                 With the introduction of Windows 95, the software market is experiencing a shift to this new platform. The Company is focusing its development efforts on Windows 95 and Windows NT, while continuing to support Windows 3.x and DOS platforms. In September 1995, the Company released several new utility products for Windows 95, including memory compression (MagnaRAM), diagnostics (WINProbe) and disk management (CleanSweep). QEMM, the Company's leading memory management product, has been upgraded to version 8; QEMM 8 enhancements include new memory solutions and reporting utilities for Windows 3.x and Windows 95, as well as continued support for DOS systems. It is the Company's expectation that memory management products will continue to be needed on Windows 95, but that memory management has experienced a shift from 16-bit DOS device driver management (older versions of QEMM) to complex solutions such as memory compression and better use of virtual memory (QEMM 8).

                 The Company is devoting substantial efforts to the development of software products that are designed to operate on Microsoft's Windows 95 and Windows NT. Should the Company not be able to continue to develop products successfully and timely that function under Windows 95 and Windows NT, and offer perceived value to Windows 95 and Windows NT users, future revenues would be adversely affected. There can be no assurance that QEMM 8 or the Company's other utility products for Windows 95 and Windows NT will be commercially successful.

                 The Company is also focusing significant efforts on products for the telecommunications and collaborative computing and Internet markets and expects that a significant portion of future revenues will come from these products. The revenues from such new products may be less than the Company anticipates due to various factors including the timing of release in relation to competitive products, and uncertainties surrounding the rate and extent of development of these new and emerging markets. The Company's Internet-related products are dependent upon the viability and continued growth of the Internet, and its expanded use by businesses and individuals for networking and communications.

COMPETITION

                 The personal computer market is intensely competitive, subject to strategic alliances of hardware and software companies and characterized by rapid changes in technology and frequent introductions of new products and features. The Company's competitors include developers of operating systems, applications and utility software vendors and personal computer manufacturers that develop their own software products. The Company's current revenues and profitability are dependent on the viability of the Microsoft Windows and DOS operating systems and, with respect to the Company's Internet and telecommunications and collaborative computing products, the continued viability and growth of the Internet, the World Wide Web as well as the X Window System market. The Company expects to encounter continued competition both from established companies and from new companies that are now developing, or may develop, competing products. Many of the Company's existing and potential competitors have financial, marketing and technological resources significantly greater than those of the Company.

                 The Company's memory management and other utility products compete directly with the memory management and utility features of Microsoft Windows 95 as well as Microsoft Windows 3.x and DOS, as well as with other third-party memory management products and other utility software products.
The Company's telecommunications and collaborative computing products compete with other telecommunications and collaborative computing and other PC X server products from other third-party software vendors. These competitive products are frequently bundled with computer hardware as well as with operating system software.

                 Future competitive product releases may cause disruptions in orders for the Company's products while users and the marketplace evaluate the competitive products. The extent of the disruption in orders and the impact on future orders of the Company's products will depend on various factors that are not fully known at this time, including the level of functionality, performance and features included in the final release of these competitive products and the market's evaluation of competitive products compared to the then current functionality, performance and features of the Company's products.

                 The Company's Internet-related products compete with Internet access, creation and server tools from a variety of companies, including Netscape Communications Corporation, Microsoft Corporation and other connectivity, networking and Internet software application developers, Internet access providers and other on-line service providers, as well as operating system vendors, including Microsoft and IBM. The original Mosaic browser developed by the National Center for Supercomputing Applications is made available to be downloaded in electronic format for free from the Internet. Certain competitors have also made versions of their Internet access, creation and server products available on the Internet for users to download at no charge or for extended evaluation. In addition, the market for Internet products may be adversely impacted to the extent that vendors of PC hardware or PC operating systems incorporate Internet tools, functions or capabilities within their operating systems or PC hardware and thereby reduce the market for stand-alone Internet products.

                 The Company is dedicating substantial efforts on products and services for the telecommunications and collaborative computing and Internet markets and expects that a significant portion of future revenues will come from these products and services. The revenues from such new products and services may be less than the Company anticipates due to various factors including the timing of release in relation to competitive products and services, and uncertainties surrounding the rate and extent of development of these new and emerging markets. The Company's Internet-related products and services are dependent upon the viability and continued growth of the Internet, and its expanded use by businesses and individuals for networking and communications.

                 The Company anticipates that the type and level of competition experienced to date will continue and may increase and that future sales of its products will be dependent upon the Company's ability to timely and successfully develop or acquire new products or enhanced versions of its existing products for Windows 95 and Windows NT, Apple Macintosh and/or other operating systems that may gain market acceptance, and to demonstrate to the user a need for the Company's products while developers of operating systems and competitive software products continue to enhance their products. To the extent that operating system enhancements, competitive products or bundling of competitive products with operating systems or computer hardware reduce the number of users who perceive a benefit from the Company's products, sales of the Company's products in the future would be adversely impacted.

FLUCTUATIONS IN OPERATING RESULTS AND STOCK PRICE

                 The Company's future operating results and stock price could be subject to significant fluctuations and volatility. The Company's revenues and quarterly operating results may experience significant fluctuations and be unpredictable as the result of a number of factors including, among others, introduction of new or enhanced products by the Company or its competitors, rapid technological changes in the Company's markets, seasonality of revenues, changes in operating expenses and general economic conditions. The Company's net revenues and net income (loss) have fluctuated significantly from year to year since the Company's initial public offering in June 1991. The Company's pattern of revenues and earnings may also be affected by the phenomenon known as "channel fill." Channel fill occurs following the introduction of a new product or a new version of a product as distributors buy significant quantities of the new product or version in anticipation of sales of such product or version. Following such purchases, the rate of distributors' purchases often declines, depending on the rates of purchases by end users or "sell-through." The phenomenon of "channel fill" may also occur in anticipation of price increases or in response to sales promotions or incentives, some of which may be designed to encourage customers to accelerate purchases that might otherwise occur in later periods. Channels may also become filled simply because the distributors are unable to, or do not, sell their inventories to retail distribution or end users as anticipated. If sell-through does not occur at a sufficient rate, distributors will delay purchases or cancel orders in later periods or return prior purchases in order to reduce their inventories. In addition, between the date the Company announces a new version or new product and the date of release, distributors, dealers and end users often delay purchases, cancel orders or return products in anticipation of the availability of the new version of the product. Such order delays or cancellations can cause material fluctuations in revenues from one quarter to the next. Net revenues may be materially affected favorably or adversely by these effects.

                 For the quarter ended June 30, 1996, the Company suffered a net loss of $22.9 million primarily due to a significant decline in sell-through levels for memory management products, a decline to historic rates of sell-through of PROCOMM PLUS data communication software following unusually high sales after a new product launch in the prior quarter and slower than planned integration of acquisitions. There can be no assurance that the Company will not suffer additional losses in the future.

                 The Company also has experienced wide fluctuations in its stock price and may be subject to significant fluctuations in the future over a short period of time. The trading price of the Common Stock increased from approximately $3.00 in January 1995 to a high of approximately $39.00 in December 1995 to a low of approximately $6.00 in July 1996. Fluctuations may be due to factors specific to the Company, to changes in analysts' estimates, or to factors affecting the computer industry or the securities markets in general. In addition, any decrease in revenues or quarterly results, or failure to meet market expectations, could have an immediate and significant adverse effect on the trading price of the Common Stock in any given period.

MANAGEMENT OF ACQUISITIONS AND GROWTH

                 Since June 1995, the Company has consummated several acquisitions. The Company may make additional acquisitions in the future. While these acquisitions have broadened the Company's product portfolio and sales distribution channels, the acquisitions have resulted in the Company's competing with companies and in markets where it has not previously competed. As a result, there is uncertainty regarding customer acceptance of the combined products. There can be no assurance that the Company will be successful in realizing benefits from a broadened product portfolio and sales distribution channels. In addition, it is critical to the Company's success to integrate effectively the operations and businesses of the acquired companies, and to utilize effectively acquired intellectual property.

SUBSTANTIAL DEPENDENCE ON DISTRIBUTION CHANNELS

                 A substantial portion of the Company's domestic and international sales are made through a limited number of personal computer hardware and software distributors which represent the Company on a non-exclusive basis. If the Company were to lose all or a significant portion of the revenue attributable to any of its principal distributors, or if its principal distributors were to lose sales of the Company's products to any of their principal accounts, the loss could have a material adverse affect on the Company's operating results. In addition, there has been a trend toward consolidation of distributors of personal computer hardware and software products. A reduction in the number of software distributors will increase the Company's dependence upon its major distributors and could affect their willingness to distribute and promote products of the Company.

PRODUCT RETURNS

                 Like other manufacturers of package software products, the Company is exposed to the risk of product returns from distributors and reseller customers. There can be no assurance that actual returns in excess of recorded allowances will not result in a material adverse effect on business, operating results and financial condition.

DEPENDENCE ON AND INTENSE COMPETITION FOR KEY PERSONNEL

                 Recruitment of personnel in the computer software industry is highly competitive. The Company's success depends to a significant extent upon the performance of its executive officers and other key personnel. The loss of the services of key individuals could have a material adverse effect on the Company. The Company's future success will depend in part upon its continued ability to attract and retain highly qualified personnel. There can be no assurance that the Company will be successful in attracting and retaining such personnel.

PATENTS AND PROPRIETARY INFORMATION

                 The Company relies on a combination of trade secret, patent, copyright and trademark laws, and license agreements to protect its rights to its products. The Company holds two United States patents relating to memory management, one of which expires in 2010 and the other of which expires in 2011. The Company believes that its software products are proprietary and protects them with copyrights, trade secrets and non-disclosure agreements.
The Company provides its products to end users under a non-exclusive, non-transferable license. Under the Company's current form of software license agreement, software is to be used solely for internal operations on designated computers at specified sites. The ability of software companies to enforce such licenses has not been finally determined and there can be no assurance that misappropriation will not occur. The Company's trademark and service mark rights include rights associated with its use of its trademarks and servicemarks, and rights obtained by registrations of its trademarks and servicemarks ("marks"). The Company has applied for or obtained United States trademark registrations for certain marks and has applied for or obtained registrations in various international jurisdictions. The use and registration rights of the Company for its marks do not assure that the Company has superior rights to others that may have registered or used identical or related marks on related goods or services, nor that such registrations or uses will not be used to attempt to foreclose use of a particular mark by the Company.

                 The extent to which U.S. and foreign copyright and patent laws protect software as well as the enforceability of end-user licensing agreements has not been fully determined. In addition, changes in the interpretation of copyright and patent laws could expand or reduce the extent to which the Company or its competitors are able to protect their software and related intellectual property.

                 Because the computer industry is characterized by technological changes, the policing of the unauthorized use of computer software is a difficult task. Software piracy is expected to continue to be a persistent problem for the packaged software industry. Despite steps taken by the Company to protect its software products, third parties still make unauthorized copies of the Company's products for their own use or for sale to others. These concerns are particularly acute in certain international markets. The Company believes that the knowledge, abilities and experience of its employees, its timely product enhancements and upgrades and the availability and quality of its support services provided to users are more significant factors in protecting its software products than patent, trade secret and copyright protection laws.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

                 There are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet. Such laws and regulations may cover issues such as user privacy, pricing and characteristics and quality of products and services. The Telecommunications Act of 1996 (the "1996 Act"), which was recently enacted and the judicial interpretation of which is uncertain, imposes criminal penalties for transmission of or allowing access to certain obscene communications over the Internet and other computer services and contains additional provisions intended to protect minors. In addition, America's Carriers Telecommunication Association ("ACTA") recently filed a Petition for Declaratory Ruling Special Relief, and Institution of Rulemaking (the "ACTA Petition") before the Federal Communications Commission ("FCC"), arguing that the FCC has authority to regulate the Internet and, as such, should regulate, as the telecommunications carriers, providers of computer software products (such as the Company) which enable voice transmission over the Internet. The ACTA Petition requests the FCC to declare its authority over interstate and international telecommunications services using the Internet, to order providers of the aforementioned software to cease the sale of such software pending a rulemaking, and to institute a rulemaking body to govern the use of the Internet as a means for providing telecommunications services. The enactment of the 1996 Act, and of any similar laws or regulations in the future, may decrease the growth or use of the Internet, which could in turn decrease the demand for the Company's services and products and increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, operating results and financial condition.

INTERNATIONAL OPERATIONS

                 The Company has operations in various foreign locations. International operations are subject to certain risks common to international activities, such as changes in foreign governmental regulations, tariffs and taxes, export license requirements, the imposition of trade barriers, difficulties in staffing and managing foreign operations, and political and economic instability.

                 The Company conducts business in various foreign currencies and is therefore subject to the transaction exposures that arise from foreign exchange rate movements between the dates that foreign currency transactions are recorded and the date that they are consummated. The Company is also subject to certain exposures arising from the translation and consolidation of the financial results of its foreign subsidiaries. The Company has from time to time taken limited actions to attempt to mitigate the Company's foreign transaction exposure. However, there can be no assurance that actions taken to manage such exposure will be successful or that future changes in currency exchange rates will not have a material impact on the Company's future operating results. The Company does not hedge either its translation risk or its economic risk.

INTENTION REGARDING PAYMENT OF COMMON STOCK DIVIDENDS

                 The Company currently retains all of its earnings for use in the expansion and operation of its business, and does not anticipate paying any cash dividends in the foreseeable future. There can be no assurance that the Company will pay cash dividends at any time, or that the failure to pay dividends for a period of time will not adversely affect the market price of the Common Stock.

DILUTION

                 The Company has made, and may make in the future, acquisitions using shares of the Common Stock. An acquisition using shares of the Common Stock would have the effect of reducing the percentage ownership of the Company by each pre-acquisition stockholder.

                           FORWARD LOOKING STATEMENTS

                 When used herein or in documents incorporated herein by reference, words like "anticipates," "expects" and similar conditional expressions are intended to identify forward looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, in addition to those set forth under "Risk Factors," those noted in the documents incorporated herein by reference.

                              SELLING STOCKHOLDERS

                 Except for the stockholders specified below, the Selling Stockholders listed below received their shares of Common Stock in connection with the Company's acquisition of Vertisoft Systems, Inc. ("Vertisoft") and Limbex Corporation ("Limbex") by way of mergers (the "Mergers") of wholly owned subsidiaries of the Company with and into Vertisoft and Limbex, respectively.

                 Interlink Technology Co. ("Interlink") received 205,000 shares of Common Stock (the "Interlink Shares") in connection with the Company's acquisition of substantially all of the assets of Interlink (the "Acquisition"). Interlink distributed the Interlink Shares to its shareholders on a pro rata basis. As a result of such distribution, the persons listed below as shareholders of Interlink are Selling Stockholders of up to the number of shares of Common Stock set forth opposite their respective names.

                 As part of the Mergers and the Acquisition and pursuant to the terms of the Registration Rights Agreements, the Company agreed to use its best efforts to register the Common Stock issued or distributed to the Selling Stockholders in connection with the acquisition for offer or sale to the public. The registration of the Securities, however, does not necessarily mean that all or any of the Securities will be sold by the Selling Stockholders. The Shares offered represent all Shares owned by the respective Selling Stockholders.

                                     Shares Offered
  Selling Stockholder                    Hereby
  -------------------                --------------
Anatoly Tikhman                         2,442,214
Philip Johnson                            832,212
Bradley Allen                             602,964
Alexander Jacobson                        576,640
Jacob Graudenz                            225,573
Harold Lund(1)                             82,000
Joseph Niosi(1)                            82,000
Inference Corporation                      77,897
Thomas Conticello(1)                       41,000
Howard Morgan                              34,984
Thelma Birks                               13,388
Clay Chisum                                 2,678
Michelle Kraus                              1,339

- ------------
(1) Shareholder of Interlink.

                                USE OF PROCEEDS

                 The Company will not receive any of the proceeds from the sale of the Securities offered hereby.

                              PLAN OF DISTRIBUTION

                 The Securities may be sold from time to time by the Selling Stockholders, or by pledgees, donees, tranferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Securities may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

                 In connection with distributions of the Securities or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Securities registered hereunder in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell Securities short and redeliver the Securities to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Securities registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Stockholder may also loan or pledge the Securities registered hereunder to a broker-dealer and the broker-dealer may sell the Securities so loaned or upon a default the broker-dealer may effect sales of the pledged Securities pursuant to this Prospectus.


                 Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

                 All Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Act.

                 There is no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Securities covered by this Prospectus.

                                 LEGAL MATTERS

                 Certain legal matters will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                                    EXPERTS

                 The consolidated financial statements of Quarterdeck Corporation as of September 30, 1995 and 1994, and for each of the years in the three-year period ended September 30, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 MISCELLANEOUS

                 NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON

MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                 The following expenses will be paid by the Company.

          SEC Registration Fee                        $13,402
          Nasdaq Application Fee                       17,500
          Legal fees and expenses*                     10,000
          Accounting fees and expenses*                 5,000
          Blue sky fees and expenses*                   2,500
          Miscellaneous*                                5,000
                                                      -------
                  TOTAL*                              $53,402
                                                      =======
- ---------------

* Estimated.

No expenses in connection with the distribution contemplated by this Registration Statement will be borne by the Selling Stockholders.

Item 15.         Indemnification of Directors and Officers

                 As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide: (i) the Registrant is required to indemnify its directors and officers and may indemnify its other employees and agents, and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant is required to advance expenses, as incurred, to such directors and officers and may advance expenses to such other employees and agents in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to acting in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit); (iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors, officers, employees and agents; (iv) the Registrant may maintain director and officer liability insurance to the extent reasonably available; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers, employees and agents. The Registrant has also entered into an agreement with its directors and certain of its officers indemnifying them to the fullest extent permitted by the foregoing. These indemnification provisions, and the Indemnification Agreements entered into between the Registrant and its directors and certain of its officers, may be sufficiently broad to permit indemnification of the Registrants' officers and directors for liabilities arising under the Securities Act of 1933, as amended.

                 The Company's Stock Plans, as amended, provides for indemnification by the Company of any committee member, officer or director administering or interpreting such plan for actions not undertaken in bad faith or fraud.

ITEM 16.         EXHIBITS

                 The following are filed as exhibits to this Registration
Statement:

 Exhibit Number                      Description
  -----------                        -----------
     5.1      Opinion and consent of Gibson, Dunn & Crutcher LLP.*
    23.1      Consent of Gibson, Dunn & Crutcher LLP (contained in
              Exhibit 5.1).*
    23.2      Consent of KPMG Peat Marwick LLP, independent certified
              public accountants.
    24.1      Power of Attorney. (Included at page II-4)
- ---------------------
* To be filed by amendment.

ITEM 17.         UNDERTAKINGS

                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered thereby and the offerings of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matters has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                          (iii) To include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 14th day of August, 1996.

                               QUARTERDECK CORPORATION

                               By:
                                    Frank R. Greico
                                    Senior Vice President and
                                    Chief Financial Officer

                               POWER OF ATTORNEY

                 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gaston Bastiaens and Frank R. Greico, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, lawfully do or cause to be done by virtue hereof.

                 Pursuant to the requirements of the Securities Act of 1933, to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

 Signature                                                       Title                               Date
 ---------                                                       -----                               ----


 GASTON BASTIAENS                           President and Chief Executive Officer               August 14, 1996
 --------------------------------------     (Principal Executive Officer)
 Gaston Bastiaens



 FRANK R. GREICO                            Senior Vice President and Chief Financial           August 14, 1996
 --------------------------------------     Officer (Principal Financial and Accounting
 Frank R. Greico                            Officer)


 FRANK W.T. LA HAYE                         Director                                            August 14, 1996
 --------------------------------------
 Frank W.T. LaHaye


 KING R. LEE                                Director                                            August 14, 1996
 --------------------------------------
 King R. Lee


 HOWARD L. MORGAN                           Director                                            August 14, 1996
 --------------------------------------
 Howard L. Morgan



                               INDEX TO EXHIBITS

                                                                Sequentially
Exhibit                                                           Numbered
Number                        Description                           Page
- ------                        -----------                       ------------
  5.1       Opinion and consent of Gibson, Dunn & Crutcher LLP.*
 23.1       Consent of Gibson, Dunn & Crutcher LLP (contained
            in Exhibit 5.1).*
 23.2       Consent of KPMG Peat Marwick LLP, independent
            certified public accountants.*
 24.1       Power of Attorney. (Included at page II-4)
- ---------------
* To be filed by amendment.
